Hospital Management, Hospital Services Development and Related Consulting Services Agreement

Between

The University Hospital

of

Macau University of Science and Technology Foundation

And

UPMG (MACAU) Limited

The 1st day of October, 2006

THIS HOSPITAL MANAGEMENT, HOSPITAL SERVICES DEVELOPMENT AND RELATED CONSULTANCY SERVICE AGREEMENT (hereinafter "Service Agreement") is made on the 1st day of October, 2006

BETWEEN

(1) The University Hospital of the Macau University of Science and Technology Foundation situated at Avenida Wai Long, Taipa, MACAU (hereinafter "the Hospital) and

(2) UPMG (MACAU) Limited whose registered office is situated at Alameda Dr. Carlos D'Assumpcao No 263, Edif. China Civil Plaza, 6th Floor, Andar M, Macau SAR (hereinafter "UPMG (MACAU)".

AND IT IS HEREBY AGREED as follows:-

1. PURPOSE OF THIS AGREEMENT

Parties are entering into this Service Agreement with a view to deliver premium hospital healthcare service in Macau for the local middle and upper income groups, expatriates and tourists.

2. EFFECTIVE DATE

This Service Agreement shall come into effect from the 1st of June 2006.

3. SERVICES

UPMG (MACAU) agrees and undertakes to provide the following Services.

3.1. Hospital Management and Related Consultancy Services

UPMG (MACAU) shall provide a number of hospital management services, clinical support and related hospital consultancy services for the Western medicine section of the Hospital.

3.2. Hospital Services Development

UPMG (MACAU) shall be responsible for the development of relevant hospital services / products / programs, proposals and plans for the western medicine section of Hospital at its own cost.

3.3. External Partnering Relationship

UPMG (MACAU) shall be responsible to seek, liaise and manage business partners like investors, international branding companies and professional bodies, if any.

3.4 Execution of Services

UPMG (MACAU) may provide services in phases and stages and with the consent of the Hospital. UPMG (MACAU) shall commence those services which are up and ready for customers without waiting for completion of other stages or phases of services. UPMG (MACAU) shall ensure that Basic Operation Units relating to the Executive Health Assessment Centre and the International Medical Centre featuring family medicine and core specialties such as Paediatric and Gynaecology services are up and running during the first phase of the stage one. The Hospital shall have right to evaluate and assess the services of UPMG (MACAU) at every stages and phases. After the evaluation and assessment of a stage or phase of services by the Hospital, UPMG (MACAU) shall embark upon the next stage or phase of services.

For execution of various phases and stages of services, the Hospital, in consultation with UPMG (MACAU) may decide what actual services are to be provided in different phases and stages as per the needs and UPMG (MACAU) shall ensure to comply with the needs of the Hospital.

As a matter of standard operation procedure, UPMG (MACAU) shall first submit its plan or proposal to the Hospital for approval. After obtaining the approval from the Hospital authority, UPMG shall embark upon the execution of the approved plan or proposal.

3.5 Deployment of Personnel

UPMG (MACAU) shall agree to second a senior and experienced management personnel that are agreeable by both Parties to be in charge of the execution of Services for the Western medicine section of the Hospital. In addition to a senior and experienced management personnel, UPMG (MACAU) may deploy extra middle level personnel either on full time or part time basis to carry out Services for the Western medicine section of the Hospital. The cost of deployment of the above personnel shall be borne by UPMG (MACAU). No deployed person by UPMG (MACAU) shall be entitled to receive remuneration from the Hospital while performing the duties at the Hospital or for the Hospital under this Service Agreement unless otherwise agreed by the Hospital.

The Hospital shall provide all support and co-operation to the personnel deployed by UPMG (MACAU), including accommodation in Macau (on the account of UPMG (MACAU)), if necessary in order for them to carry out Services for the Western medicine section of the Hospital under this Service Agreement.

All the deployed personnel from UPMG (MACAU) shall work under the Head authority of the Hospital, wear the dress and insignia of the Hospital and carry the name card of the Hospital, except for those appointed as "Consultant" or "advisor" by the Hospital. Those Consultant or advisor shall not be allowed to represent themselves on their own to the public while performing duties at the Hospital or for the Hospital.

4. FEE STRUCTURE

UPMG (MACAU) shall be entitled to either "Annual Management Fee" or "Incentive Entitlement Fee" whichever is higher in the following manner:

4.1. Annual Management Fee

The Hospital shall pay Annual Management Fee to UPMG (MACAU) a minimum lump sum of MOP 1,200,000.00 per year (MOP One million and two hundred thousands) as a consideration for all the services provided by the UPMG (MACAU) to the Western medicine section of the Hospital.

4.2 . Incentive Entitlement Fee

UPMG (MACAU) shall, in the First year of the operation of this Service Agreement, receive incentive entitlement fee of 10 % of the annual gross surplus of fees paid by clients and services that are deemed to be under the management responsibility of UPMG (MACAU).

In the Second and subsequent years this Service Agreement, UPMG (MACAU) shall receive incentive entitlement fee of **5** % of the annual gross surplus of fees paid by clients and services that are deemed to be under the management responsibility of UPMG (MACAU).

For avoidance of doubt, **"annual gross surplus of fees"** shall mean surplus of fees (or revenue) after deducting direct variable costs (including certain indirect operating costs) in providing the services to clients for which clients pay fees. **For example**, if a client A comes for cosmetic surgery and that client pays MOP B for cosmetic surgery as fee in accordance with the rates of fee set by the Hospital and the Hospital incur MOP Y which are the Direct Variable Cost (such as direct labor, medicine, laboratory tests, general and medical consumables, payment to contracted doctors for seeing patients, linen supplies etc which are directly incurred and accountable in the provision of services to patients. It will include certain indirect operating costs such as electricity, cleaning and telephone charges and other miscellaneous expenditure). The actual allocation of these indirect costs (e.g electricity and cleaning) will be based on matching formula (i.e. Unit which earns more revenue will share expenditure in the same ratio) in line with standard accounting practices (GAAP) for the purpose of calculating the percentage share of these indirect costs between the Hospital and other institutions of the Macau University of Science and Technology. Within the Hospital, these indirect costs (e.g electricity and Cleaning) may be allocated on the basis of floor space occupied by the various operating units. The appropriate method of allocation of these costs shall be agreed between the parties later and these methods mentioned here may be taken as reference. It will, however, exclude those costs that are administratively allocated e.g. environmental management, building maintenance, central administration charges, capital lease, depreciation etc and those indirect expenditures such as advertising, insurance and accounting services etc. It will also exclude those upfront one-off development cost in setting up the various operating units.) involved in providing such cosmetic surgery (including direct incidental

expenses) then UPMG (MACAU) shall receive 10% or 5% (as the case may be) of remainder of B-Y. Therefore, for incentive entitlement fee purpose, Gross Surplus = B-Y.

Summary in Table Form

Revenue

Client fee

Other fees

Total (Revenue) = X

Expenditure

Direct Variable Costs

Direct Labor

Medicine

Laboratory tests

General and Medical Consumables

Payment to contracted doctors

Linen supply and cleaning

Other direct costs in providing services to patients

Total (Direct Variable Cost) = Y

Indirect Operating Costs/Over heads

Water

Electricity

Cleaning

Telephone/Fax/Internet charges

Security Maintenance

Miscellaneous

Total (Indirect Operating Costs/overheads) = Z

Gross Surplus A = X-Y-Z

Incentive entitlement fee = 10% or 5% of A

4.3 Minimum Fee Guarantee

Either in the first year or subsequent years of this Service Agreement if the Incentive Entitlement Fee is more than Annual Fee (i.e MOP 1,200,000.00) then UPMG (MACAU) shall receive Incentive Entitlement Fee. If in a year the Incentive Entitlement Fee is less than Annual Fee (MOP 1,200,000.00) then the Hospital guarantees to pay the minimum lump sum payment of MOP 1,200,000.00 (=Annual Fee = MOP 1,200,000.00).

For example in a year 10% or 5%, as the case may be, of Incentive Entitlement Fee is MOP 1,000,000.00 (i.e. Less than the Annual Fee) then in that year the Hospital shall pay MOP 1,200,000.00.(= Annual Fee = MOP 1,200,000.00)

If in a year 10% or 5%, as the case may be, of the Incentive Entitlement Fee is MOP 1,400,000.00 (ie. More than the Annual Fee = MOP 1,200,000.00) then UPMG (MACAU) shall receive highest amount earned as Incentive Entitlement Fee only.

4.4. Fee Summary Table

1st Year : Annual Management Fee (MOP1,200,000.00) **or** Incentive Entitlement Fee (10% of annual gross surplus of fees) whichever is higher.

2nd and subsequent Years: Annual Management Fee (MOP1,200,000.00) **or** Incentive Entitlement Fee 5% of annual gross surplus of fees whichever is higher.

4.5. Payment Schedule

Annual Management Fee (as minimum guarantee payment) shall be payable on monthly basis in arrears. The payment shall be made at the end of each month in equal installments (i.e. MOP 100,000/month).

Incentive Entitlement Fee, (if payable in any year), shall be payable on yearly basis after the accounts of the Hospital are audited. At the end of the year if there be any Incentive Entitlement Fee above and beyond the Annual Management Fee then that amount shall be paid to UPMG (MACAU) after the accounts are audited and payments from clients are settled.

It is further clarified that the Hospital shall pay MOP 100,000 (monthly installment of Annual Fee which is also a minimum guarantee fee) at the end of every month during the operation of this Service Agreement. At the end of a year, after the accounts are audited and payments from clients are settled, the Hospital shall pay the remainder of the money if the Incentive Entitlement Fee is payable in that year. Otherwise, UPMG (MACAU) shall not receive or claim any money from the Hospital because at the end of that year the minimum guarantee fee would be paid by the Hospital to UPMG (MACAU) as monthly installments of MOP100,000.

4.6. Payment Mechanism

Payment shall be made through the bank transfer in the account designated by UPMG (MACAU) in Macao or elsewhere and the currency of payment shall be Macao Pataca (MOP). UPMG (MACAU) shall bear the risk of exchange rate.

5. ACCOUNTS

5.1 UPMG (MACAU) shall be responsible for the keeping of accounts relating to the services performed by it pursuant to this Service Agreement.

5.2. UPMG (MACAU) shall be responsible for engaging auditors to perform auditing of those accounts for the purpose incentive entitlement fee, annual management fee and any other financial matters.

6. TERM OF AGREEMENT

6.1. Subject to **clause 7** below, this Service Agreement shall be initially valid for three (3) years from the date of this agreement.

6.2. Unless the parties agree otherwise, the validity period of this Service Agreement may be extended for two (2) more years upon the end of the previous three year period. One party may indicate its intention to extend this Service Agreement by giving written notice to the other party at least one year before the expiration of the previous three year period. Upon receiving the Notice of intention for extension of this Service Agreement, the other party shall respond to the first party in writing with its agreement or disagreement to the proposal for the extension of this Service Agreement. If both parties agree to extend this Service Agreement then any variations on the terms and conditions, if any, for the extended period shall be renegotiated and agreed upon by both parties and a final contract for the extended period of this Service Agreement shall be signed between parties at least six month before the expiration of the previous three year period.

6.3. During the term of this Service Agreement, the terms and conditions herein may be reviewed by both parties annually or whenever there be any need to do so with the proviso that such terms and conditions, including the payment terms to UPMG (MACAU) may not be worse than those stated in this Service Agreement.

7. TERMINATION

7.1 The Hospital may by writing giving adequate notice for UPMG (MACAU) to answer and clarify the situation or in addressing any specific issue that need addressing before serving notice to (in addition to any other rights) terminate this Agreement and without liability for compensation or damages to the other if:-

7.1.1 UPMG (MACAU) becomes bankrupt, has a receiving order made against it, makes any arrangement with its creditors generally or takes or suffers any similar action as a result of debt;

7.1.2 UPMG (MACAU) is unable or prevented from carrying out the Services through its incapacity or financial difficulty that are not caused by the Hospital,

7.1.3 UPMG (MACAU) purports to assign the burden or benefits or charge the benefits of this Agreement without the written consent of the Hospital;

7.1.4 If the shareholders of UPMG (MACAU) reach a deadlock and has formally informed the Hospital or the Hospital comes to know about

the situation and is unable to provide services under this Service Agreement.

7.2 Without prejudice to the foregoing, either party may by written notice (in addition to any other rights) terminate this Agreement and without liability for compensation or damages to the other if:-

7.3.1 a party has committed a serious or fundamental breach of this Service Agreement which is non-remediable or remains unremedied by the wrongdoing party within one (1) month after such breach is first committed and without providing remedy proposal to the other party; or

7.3.2 a party is proven guilty of any act which brings the other into serious disrepute or which is prejudicial to the other.

7.4 Without prejudice to the foregoing, either party may terminate this Service Agreement, subject to 7.5 below, with one year notice before the expiration of its term.

7.5 Without prejudice to the foregoing, no party shall terminate this Agreement within the first three years of the operation of this Agreement.

8. THIRD PARTY LIABILITY

Both parties agree to indemnify and keep indemnified the other party from and against any and all loss damage or liability (whether criminal or civil) suffered and any legal fees and costs incurred by either party occasioning or arising from the negligence or any other act or default committed by either party in the operation of the Hospital or any breach of this Service Agreement by it including:-

8.1. any act neglect or default of either party's governance, employees or agents; or

8.2. breaches in respect of any matter arising from the implementation of the Services resulting in any successful claim by any third party.

In that connection, both parties shall maintain at their own costs a policy of insurance to cover their liability in respect of any negligence or any other act or default for which they may become liable to indemnify the other party under the terms of this Service Agreement.

9. NON-COMPETITION

During the period of this Service Agreement, the Hospital shall not carry on or be engaged in any activity or business in competition with the services provided by UPMG (MACAU) for the Hospital under this Service Agreement. UPMG (MACAU) shall also not carry on or be engaged in any activity or business in competition with the services of the Hospital in MACAU.

10. GOVERNING LAW

This Service Agreement shall be subject to the law of Macao SAR as applicable on the date of signing of the agreement.

11. DISPUTE RESOLUTION

Any disputes arising out of or relating to this Service Agreement shall be resolved amicably through negotiation, failing which through mediation and failing that through arbitration according to the rules of Hong Kong International Arbitration Centre by a single arbitrator and place of arbitration shall be Macao. The governing law in all instances shall be the law of Macao SAR as applicable on the date of signing of this Service Agreement.

12. FORCE MAJEURE

If either party to this Service Agreement is prevented or delayed in the performance of any of its obligations under this Service Agreement by reason for force majeure and if such party gives written notice thereof to the other party specifying the matters constituting force majeure together with such evidence as it reasonably can give specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

13. CONFIDENTIALITY

Both parties shall be under perpetual obligation to keep strictly confidential all information about parties or relating to their services which come to their knowledge during the operation of this agreement. Parties may disclose confidential information only under legal obligation or court order.

14. VARIATION

No variation or amendment to this Service Agreement shall be effective unless in writing and signed by the parties.

15. NOTICES

15.1 All Notices serve under this Service Agreement shall be in writing.

15.2 All Notices shall be served at the official address of the other party or sent by post to the address of the addressee or sent by facsimile to the facsimile number of the addressee as provided below or if the addressee notifies another address or facsimile number otherwise such notices shall not be considered as served effectively.

For UPMG (MACAU):

Registered Address : Alameda Dr. Carlos D'Assumpcao No 263, Edif. China Civil Plaza, 6th Floor, Andar M, Macau SAR
Mailing Address: Room 904, Tung Wai Commercial Building, 109-111 Gloucester Road, Wan Chai, Hong Kong

Fax Number : +852-2877 6780

For Attention of : Ms WONG, Yuen Yee

For the Hospital :

Postal Address: Room A108, Block A, Macau University of Science and Technology, Avenida Wai Long, Taipa, MACAO

Fax Number : (+853) 28827999

For Attention of : Mr. K.L.Tong

16. SEVERANCE

If at anytime any provision of this Service Agreement is or becomes invalid or illegal in any respect such provision shall be deemed to be severed from this Service Agreement but the validity, legality and enforceability of the remaining provisions of this Service Agreement shall not be affected or impaired thereby.

17. GOOD FAITH

Each Party when undertaking their respective obligations pursuant to this Service Agreement will not do anything or fail to do anything that may damage the reputation of the other party. Both parties shall take best endeavor to implement all the terms of this Service Agreement.

18. REPRESENTTAION AND WARRANTIES

Each of the parties hereby represents and warrants to the other that:

18.1 it has full power and authority to enable it to effectively enter into and perform its obligations under this Service Agreement.

18.2 this Service Agreement when executed by the parties will create obligations which are valid and binding on it and enforceable in accordance with their terms.

18.3 all consents, approvals and authorization if any from any other person (including governmental authorities and regulatory bodies) to enter into and perform its obligations under this Service Agreement have been obtained and such consents, approvals and authorizations if any are in full force and effect; and

18.4 the entry into and the performance of this Agreement will not constitute any breach or default under any contractual, government, regulatory or public obligation binding upon it at the date of signing of this Service Agreement.

19. PARTNERSHIP

Nothing contained or implied in this Service Agreement shall constitute or be deemed to constitute a partnership between the parties and neither of the parties shall have any authority to bind or commit the other party.

20. INTELLECTUAL PROPRTY RIGHTS

Any intellectual property rights, or technical know-how generated by UPMG (MACAU) to facilitate the operation of this Service Agreement shall belong to UPMG (MACAU). The intellectual property rights of those systems or technologies that are directly commissioned and paid for by the Hospital for its operational use shall belong to the Hospital.

21. MISCELLANEOUS

In this Service Agreement:

20.1 the clause headings are included for convenience only and shall not affect the construction on this Service Agreement.

20.2 Words denoting singular shall include the plural and vice versa words denoting one gender shall include each gender and all genders.

22. ENTIRE AGREEMENT

22.1 This Service Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Service Agreement and replaces all earlier understandings between the parties.

22.2 This Service Agreement supersedes all prior discussions, understandings and agreements between the parties and their agents (or any of them) and all prior representations and expressions of opinion by any party (or its agent) to any other party (or its agent).

IN WITNESS THEREOF this Service Agreement is signed by the parties hereto on the day and year first above written.

SIGNED BY

The President
The University Hospital
Macao University of Science and Technology Foundation

Authorised member of the Board of Director of
UPMG (MACAU) Limited

In witness whereof:

Rajesh Sharma
(Name: Rajesh Sharma,)
for the Hospital

(Name:Robert Wong Yao Wing)
for UPMG (MACAU)